Exhibit (a)(1)(K)
Print Confirmation — Accept Offer (2 screenshots)
Print Confirmation

Name: REGULAR USER	Employee ID: 456

ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 45645	Date: 4/2/2008 3:59:17 PM
USA	PDT
Your election has been recorded as follows:

Fair
Market
				Number of		Value
				Option		of
				Shares		Stock
		Exercise	Total	Eligible for		on	Cash		Amend
		Price	Number of	Tender	Revised	Revised	Payment	Total	All
Original	Option	Per	Exercisable	Offer	Grant	Grant	Per	Cash	Eligible
Grant Date	Number	Share	Shares	Amendment	Date	Date	Share	Payment	Options?
Dec 10, 2003	4	$3.45	750	500	Dec 15, 2003	$3.15	$1.00	$500.00	☑ Yes	☐ No
Dec 10, 2004	5	$3.45	750	550	Dec 15, 2003	$3.15	$1.00	$550.00	☑ Yes	☐ No
Dec 10, 2005	6	$3.45	750	50	Dec 15, 2003	$3.15	$1.00	$50.00	☑ Yes	☐ No
PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Acknowledgement of Receipt of Election Form in the event our system does not register your election.

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Acknowledgement of Receipt of Election Form in the event our system does not register your election or provide you with an emailed “Acknowledgement of Receipt of Election Form” within two business days after your submission. If you do not receive a confirmation email within two business days after your submission, please forward a copy of your printed “Acknowledgement of Receipt of Election Form” via e-mail to lam409A@lamresearch.com.